UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. __)

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MAGICJACK VOCALTEC LTD.
(Name of Registrant as Specified in Its Charter)

PAUL M. POSNER
CARNEGIE TECHNOLOGIES HOLDINGS, LLC
FRANK BELL
NABIL N. EL-HAGE
RICHARD L. KIMSEY
MORRIS A. MILLER
RICHARD W. TALARICO
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On January 5, 2017, Paul M. Posner and Carnegie Technologies Holdings, LLC issued the press release attached hereto as Exhibit A with respect to the nomination of directors to be included in the proxy statement of MAGICJACK VOCALTEC LTD., a company incorporated in the State of Israel (the “Issuer”).

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT OF MAGICJACK VOCALTEC LTD. AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES ON BEHALF OF PAUL M. POSNER AND CARNEGIE TECHNOLOGIES HOLDINGS, LLC, FROM THE SHAREHOLDERS OF MAGICJACK VOCALTEC LTD., FOR USE AT ITS ANNUAL MEETING WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE AVAILABLE TO SHAREHOLDERS OF MAGICJACK VOCALTEC LTD. FROM THE COMPANY AT NO CHARGE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. If you have questions or need assistance voting your shares, please contact MacKenzie Partners, Inc. at (800) 322-2885 (toll-free in North America) or at +1 (212) 929-5500 (call collect) or by email at proxy@mackenziepartners.com.

Exhibit A

Carnegie Technologies and Founder Paul Posner Nominate Five Highly Qualified Candidates for the Board of magicJack VocalTec Ltd.

Current Board Has Been Unable to Unlock Value for All Shareholders

Seeks to Undertake a Comprehensive Strategic Alternatives Process

Carnegie Technologies Intends to Submit a Proposal to Purchase magicJack for $8.50 per share

SAN ANTONIO, TX - January 5, 2017 – Carnegie Technologies Holdings, LLC and Founder Paul M. Posner (“Carnegie”), the holder of approximately 1.6% of the shares in magicJack VocalTec Ltd. (“magicJack” or the “Company”) (NASDAQ: CALL), today announced the nomination of five highly qualified candidates for election to magicJack’s Board of Directors at its 2016 Annual Meeting of Shareholders. The Carnegie nominees include Frank Bell, Nabil El-Hage, Richard Kimsey, Morris Miller and Richard Talarico. Carnegie also supports the election of magicJack director nominee Gerald Vento, and Alan B. Howe, a nominee of Kanen Wealth Management, LLC (“Kanen”).

“magicJack shareholders deserve a Board that is committed to a process that can unlock value for all shareholders,” said Paul Posner, Founder and CEO of Carnegie Technologies. “With a history of value destructive decisions and ineffective leadership, it is time for significant change at the board level and to put in place skilled, experienced directors that have the willingness to return cash to shareholders, and the capability to effectively evaluate all the company’s assets and run a comprehensive strategic alternatives process that includes a sale of the company in whole or in parts.”

magicJack shareholders should consider the following:

•	The current board of directors has been ineffective in producing an enhancement in the stock price for shareholders. The 90-day average stock price before the current board announced the acquisition of Broadsmart on March 15, 2016 was $8.32. The stock immediately sold off on the news of this ill-conceived transaction. The Company’s average stock price in the 90 days before the Kanen letter of August 23, 2016 to effectuate change at the Company was $6.09, near historic lows – a 27% loss from the level just prior to the board action to buy Broadsmart. Currently, the average stock price over the past 90 days of $6.62 is a slight improvement, due primarily to the actions of Kanen.

•	The current board of directors has not returned cash to shareholders. Despite holding a large cash balance for several years, the Company never made any cash distributions to shareholders. Shareholders have therefore received neither cash nor share value appreciation.

•	The current board has used the Company’s cash resources poorly, including 1) embarking on share buybacks that – by the Company’s own admission – have not increased the stock price, but simply reduced the market capitalization of the Company; and 2) overpaying for the acquisition of Broadsmart, a company in a new and intensely competitive vertical, that has performed well below the guidance provided by the Company almost immediately after consummation of the transaction.

•	The current board has been ineffective in producing a liquid market for the Company’s shares. Two years ago, there was roughly $10 million of daily trading activity in CALL stock. Today, there is less than 10% of that total. As such, shareholders have little chance of trading their shares without dramatically affecting the stock price.

•	The current board is unable to make corporate decisions effectively, as seen by the public statements to “redomesticate” the Company from Israel to the United States. The Company initially made comments that it intended to ask shareholders to approve such move at the annual shareholder meeting, back on May 10, 2016, only to defer such decision on the 2Q 2016 Earnings Call on August 9, 2016 and subsequently on the 3Q 2016 Earnings Call on November 9, 2016. In the Company’s preliminary proxy materials of December 30, 2016 listing the agenda of items to consider at the annual shareholder meeting, the proposal is not even mentioned.

•	The current board continued a pattern of ineffective decision making and seemingly lacked the capacity to negotiate squarely with Kanen, a significant shareholder of the Company, while also considering the strategic priorities of all shareholders. In the Company’s preliminary proxy materials, the Company’s board seemingly endorsed a $45 million share buyback (on October 5 and October 20), only to reverse direction completely on December 29.

•	Based on the above, it is Carnegie’s opinion that the current accommodation to the Kanen proposal is insufficient, either in changing the dynamics at the board of directors (in replacing one director and adding another), and in rejecting the proposed $45 million share buyback. Carnegie therefore proposes replacing a majority of the board of directors and commencing the exploration of comprehensive strategic alternatives for the Company, including a sale of the Company in whole or in parts. The directors Carnegie has nominated have long histories in the communications and technology industries, have served on public company boards, and have created shareholder value through both organic and inorganic initiatives. The proposed board also has experience in CEO searches, a critical matter as the Company announced the retirement plans of the current CEO whom we wish to retain as a board member in order to ensure a smooth operational transition.

Carnegie is optimistic about the Company’s potential under its ownership and intends to put forth a proposal to the newly elected board to acquire all of the outstanding shares of the Company for $8.50 per share. The prospective offer, which is subject to confirmatory due diligence, reflects a premium to current and historic stock price levels of the Company since the current board of directors approved the acquisition of Broadsmart. Further, it provides all shareholders an opportunity to sell their positions in a highly illiquid stock. Carnegie has retained The Bank Street Group as its financial advisor, as well as Meitar Liquornik Geva Leshem Tal as its Israeli counsel and Wiggin and Dana LLP as US securities law counsel in its pursuit of this matter.

magicJack shareholders of record at the close of business on January 25, 2017 will be entitled to vote at the 2016 Annual General Meeting scheduled for February 28, 2017, at 10:00 am Israel time. For additional details, please go to www.MJProxy.com

Director Nominee Information

FRANK BELL, 62, is a telecommunications expert specializing in starting up/transforming and streamlining companies, driving revenue growth and profitability, and maximizing market value. Mr. Bell has led 8 successful start-up and turnaround companies and has more than 30 years of relevant industry experience. Currently, Mr. Bell is President of Wireless Consulting Services, Inc. where he provides Executive and Senior Level Management consulting services for wireless operators, focusing on start-ups, restructures, and retail distribution & market expansions. His current work is focused on companies including: TracFone (a subsidiary of America Movil - Mexico); RBD Marketing (dba SalesMakers, Inc. - USA); and Limitless Mobile LLC (UK). Past clients include: Sprint PCS, Ericsson, Columbia Capital, MC Venture Partners, and Thermo Companies. He is currently serving as a contract executive to RBD Marketing and is responsible for all corporate strategy and business development. Prior to his executive consulting roles, Mr. Bell was President of Global Sales and Marketing for Globalstar which provides satellite voice and data services in 120+ countries around the world. At Globalstar, Mr. Bell successfully re-engaged distribution partners and launched three new products resulting in a doubling of revenue for duplex sales (the company’s satellite phone) in just one year and an increase in the stock price of 800%. Prior to Globalstar, Mr. Bell led Open Mobile (Puerto Rico) for six years as its President and Chief Operating Officer. Under Mr. Bell’s leadership, the company achieved its 5-year subscriber business plan in 18 months, was EBITDA positive in 5 months, and all equity was returned to investors within 4 years. Prior to Open Mobile, Mr. Bell was a Founding Officer of MetroPCS and was responsible for delivering over 1 million wireless subscribers in Florida. Prior to MetroPCS, Mr. Bell had multiple roles with profit and loss responsibility at SprintPCS, Pacific Telesis (PacTel Paging), and DialPage (a Providence Journal Company). Mr. Bell has a MA - Human Resource Management & Organizational Development from Pepperdine University in Malibu, CA; and a BS - Business Administration from Old Dominion University in Norfolk, VA. He also served as a Captain in the US Army. Mr. Bell brings consumer, business, international, and public company telecommunications experience and will provide insightful direction to the Company.

NABIL EL-HAGE, 58, is an expert in corporate governance and corporate finance. Mr. El-Hage founded the Academy of Executive Education, LLC, an independent provider of executive education and advisory programs to institutional clients specializing in providing corporate governance education. Prior to founding the Academy of Executive Education, Mr. El-Hage served as Senior Associate Dean for External Relations and Adjunct Professor of Business Administration at Harvard Business School and has also served as Professor of Management Practice at Harvard Business School in the Finance Area and as a Senior Lecturer at Harvard Business School. While at Harvard, Mr. El-Hage was voted Capstone Professor six times, a rare honor, and was also awarded the prestigious Student Association Teaching Award in 2006. In addition to his academic experience, Mr. El-Hage gained experience in venture capital and private equity with TA Associates, Levant Capital Partners, and Advent International, as well as operating experience as the Chief Financial Officer of The Westwood Group, Inc. and Back Bay Restaurant Group, Inc. He also has served as Chairman and Chief Executive Officer of Jeepers! Inc., a private equity-financed national chain of indoor theme parks. Mr. El-Hage has served on the boards of numerous private and public companies, ranging from start-ups to those with several billion dollars in revenues. He also previously served as the independent chairman of the MassMutual Premier Funds, a $10 billion+ mutual fund complex. Mr. El-Hage’s diverse areas of expertise in corporate governance, management, and finance which have been honed through both business and academic excellence coupled with his extensive board experience will deliver a great deal of knowledge and perspective to the Company.

RICHARD KIMSEY, 62, brings more than 30 years’ experience in the telecommunications industry and has played a lead role in several prominent companies. Most recently, Mr. Kimsey founded the third largest urgent care business in western Florida, Lavender Health Care. Prior to establishing Lavender, Mr. Kimsey was CEO of Caribbean Operations for Cable & Wireless, plc where he was responsible for transforming fourteen disparate, slow-moving island phone companies into a cohesive, fast-moving integrated communications service provider. Prior to Cable & Wireless, Mr. Kimsey was CEO of TelePacific Communications, a California-based competitive carrier, where he laid the foundation for TelePacific to be named one of Inc. Magazine's Top 100 "Fastest-Growing Private Companies in America". Prior to leading Telepacific, Mr. Kimsey served as President, Southeast Region for Sprint PCS where he was responsible for the planning, start-up, implementation and profit-and-loss management of the company’s operations in thirteen states. As leader of Sprint PCS’ most successful region, Mr. Kimsey was responsible for a significant portion of the company’s $6 billion in annual revenue, and directed the activities of over 3,000 associates while his region led the other three Sprint PCS regions in almost every key performance metric. Prior to joining Sprint PCS, Mr. Kimsey served as executive director for Cox Enterprises, Inc. where he was in charge of personal communications systems (PCS) development while overseeing the strategy and successful implementation of the delivery of wireless telecommunications over cable television infrastructure. Prior to joining Cox Enterprises, Mr. Kimsey spent eight years with BellSouth’s cellular operations where he was involved in the startup of their cellular operations in the United States and Australia. Mr. Kimsey earned a master’s degree in Business Administration from Vanderbilt University and a Bachelor’s of Science degree from the University of Tennessee. Mr. Kimsey’s directly related experiences in competitive telecommunications businesses along with his MBA and CPA background will provide extraordinary and relevant guidance and perspective to the Company.

MORRIS A. MILLER, 50, is a technology investor and co-founded Rackspace Hosting, Inc. Most recently, Mr. Miller serves as the Chief Executive Officer of Xenex Disinfection Services LLC, a world leader in automated room disinfection through the use of Xenon technology and innovative hospital disinfection protocols. Mr. Miller is responsible for Xenex’s overall business strategy and oversight of day-to-day operations. Mr. Miller has previously formed Sequel Ventures and Cutstone Ventures which invests in and acts as an advisor to numberous start-ups including Inventables and Golfballs.com. Prior to Sequel and Cutstone, Mr. Miller was a Co-Founder of Rackspace Hosting, Inc. and served as its Managing Director and Chief Executive Officer after prior roles of being its President and Chief Operating Officer beginning in 1999. Prior to Rackspace, Mr. Miller served as Managing Director for Knightsbridge, LLC and as a Principal at Curtis Hill Publishing Company. He also held various positions at Matthews & Branscomb, a San Antonio law firm. Mr. Miller served as a board member of Rackspace Hosting, Inc. from 1999 to 2015 and has served as a Member of the Advisory Board at Inventables, Inc., The Search Monitor LLC, and Adometry, Inc. (formerly known as Click Forensics, Inc) which was sold to Google. Mr. Miller received a B.A. in Psychology from The University of Texas at Austin, and a J.D. from the Dedman School of Law at Southern Methodist University. Mr. Miller is

also an alumnus of Phillips Exeter Academy, and a member of APIC, BioMed SA, and ACG Central Texas.

RICHARD TALARICO, 61, has been associated with The Hawthorne Group since March of 1986. Hawthorne is a private investment and management company which invests through affiliates primarily in media and communications companies. Hawthorne provides management and administrative services to these business ventures. Mr. Talarico became a partner in the firm in 1990. Mr. Talarico has been involved in numerous start-up and turnaround investments including the cable television, video post-production, advertising and promotion agency and software development industries. Mr. Talarico’s responsibilities have included structuring, negotiating and financing activities and operating roles in the portfolio companies including chief financial officer and chief executive officer. Mr. Talarico has conducted many executive search activities on behalf of portfolio companies and has served as a board member on a number of these companies. Mr. Talarico was a founding partner in Allin Communications Corporation in 1994, a Hawthorne-backed investment. Mr. Talarico became Chairman of the Board and Chief Executive Officer of the Company in July 1996. Mr. Talarico led a successful public offering in November of 1996. Mr. Talarico also served as Chairman of the Board of Directors from July 1996 until September 2009 and continues to serve as a Director of the Company. Mr. Talarico has served as an officer and director of the Company’s other subsidiaries since their inception or acquisition by the Company. Mr. Talarico also has served on the Board of Directors of the Jefferson Regional Medical Center, a 341 bed acute care hospital, since 2011. In addition, Mr. Talarico is a board member (since 2013) and Chairman of the Grants Committee of the Jefferson Regional Foundation. The Foundation has assets in excess of $75 million and makes charitable grants in the Hospital’s service area. Since 2014, Mr. Talarico has served as a board member of Brentwood Bank. The Bank, with assets of approximately $560 million dollars, has served the Western Pennsylvania area since 1922 with full commercial banking services including residential and commercial lending. Mr. Talarico serves as chairman of the Governance and Nominating Committee, and is a member of the Asset/Liability, Loan and Audit Committees. Prior to joining The Hawthorne Group, Mr. Talarico was a Tax Manager with the Pittsburgh office of Arthur Andersen & Co. where he earned his Certified Public Accountant certification in the Commonwealth of Pennsylvania. Mr. Talarico graduated Cum Laude from Duquesne University with a BS in Business Administration and earned a Masters in Business Administration from the University of Michigan.

Additional Information

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT OF MAGICJACK VOCALTEC LTD. AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES ON BEHALF OF PAUL M. POSNER AND CARNEGIE TECHNOLOGIES HOLDINGS, LLC, FROM THE SHAREHOLDERS OF MAGICJACK VOCALTEC LTD., FOR USE AT ITS ANNUAL MEETING WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE AVAILABLE TO SHAREHOLDERS OF MAGICJACK VOCALTEC LTD. FROM THE COMPANY AT NO CHARGE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. If you have questions or need assistance voting your shares, please contact MacKenzie Partners, Inc. at (800) 322-

2885 (toll-free in North America) or at +1 (212) 929-5500 (call collect) or by email at proxy@mackenziepartners.com.

About Carnegie Technologies

Carnegie Technologies brings together the best and brightest minds to challenge the status quo and develop real, revenue-generating communications products that take advantage of the fundamental shifts in the communications technology ecosystem. Founded in 2010 by Paul Posner following a successful 20-year history operating wireless networks and developing adjunct communications products, Carnegie Technologies has over 100 employees and engineering teams on four continents with deep expertise in application development and software for mobile devices, cellular core network operations, and more that is now leveraged to drive the development of the next generation of communications technology.

Contact:

Investors

MacKenzie Partners, Inc.

Paul Schulman (212) 929-5364

Bob Marese (212) 929-5045

Media

Gagnier Communications

Dan Gagnier (646) 569-5897

Patrick Reynolds (646) 569-5879